UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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Presidential Life Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRESIDENTIAL LIFE CORPORATION
69 Lydecker Street
Nyack, New York 10960

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 18, 2010

To the Stockholders of Presidential Life Corporation:

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of Presidential Life Corporation (the “Company”) is scheduled for Wednesday, August 18, 2010, at 10:00 a.m., local time, at The Comfort Inn, 425 E. Route 59, Nanuet, New York 10954 to consider and vote upon the following matters, which are more fully described in the accompanying Proxy Statement:

1.	To elect the eight (8) nominees named in the attached Proxy Statement as members of the Company’s Board of Directors for terms expiring at the 2011 Annual Meeting of Stockholders;
2.	To ratify the appointment of BDO Seidman LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and
3.	To transact such other business as properly may come before the Annual Meeting or any postponement or adjournment or adjournments thereof.

The Board of Directors of the Company has fixed the close of business on June 30, 2010 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting. It is expected that this Notice of Annual Meeting of Stockholders and the accompanying proxy materials will be mailed or delivered to stockholders commencing on or about July 2, 2010.

Regardless of whether you expect to attend the Annual Meeting in person, you are requested to (1) vote via the Internet or call the toll-free number as indicated on the proxy card; (2) complete, date and sign the enclosed proxy card and return it at your earliest convenience to the Company in the enclosed envelope; or (3) vote in person at the Annual Meeting. No postage need be affixed if the envelope is mailed in the United States.

By Order of the Board of Directors

KATHLEEN DASH
Secretary

Nyack, New York
July 2, 2010

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY AND COMPLETE AND SUBMIT YOUR PROXY CARD VIA THE INTERNET OR SIGN AND DATE YOUR PAPER PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE. ALTERNATIVELY, YOU MAY BE ABLE TO SUBMIT YOUR PROXY BY TOUCH-TONE PHONE AS INDICATED ON THE PROXY CARD.

PRESIDENTIAL LIFE CORPORATION
69 Lydecker Street
Nyack, New York 10960

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors (the “Board of Directors”) of Presidential Life Corporation, a Delaware corporation (the “Company”), in connection with the 2010 Annual Meeting of the Company’s stockholders scheduled to be held at The Comfort Inn, 425 E. Route 59, Nanuet, New York 10954, at 10:00 a.m., local time, on Wednesday, August 18, 2010, or any postponement or adjournment thereof (the “Annual Meeting”). The Company’s principal executive offices are located at 69 Lydecker Street, Nyack, New York 10960. The Company’s telephone number at that address is (845) 358-2300.

General Information

Holders of record of the Company’s common stock, par value $0.01 per share (the “Common Stock”), are the only stockholders entitled to vote at the Annual Meeting. The Board of Directors has fixed June 30, 2010 as the record date (the “Record Date”) for determining those stockholders entitled to notice of, and to vote at, the Annual Meeting. It is expected that this Proxy Statement, the attached Notice of Annual Meeting of Stockholders, the accompanying form of proxy and the Company’s Annual Report for the fiscal year ended December 31, 2009 (the “Annual Report”) will first be mailed or delivered to stockholders commencing on or about July 2, 2010.

Voting

On June 30, 2010 there were 29,574,697 shares of Common Stock outstanding. A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting. Each share of Common Stock entitles the holder to one vote on each matter to come before the Annual Meeting. The Company’s Certificate of Incorporation does not authorize cumulative voting. A quorum of the stockholders is required at the Annual Meeting for the stockholders to take action effectively with respect to the proposals described in this Proxy Statement or to transact effectively any other business at the Annual Meeting. A quorum of the stockholders will be present at the Annual Meeting if the holders of at least a majority of the outstanding shares of the Common Stock are present either in person or by proxy. Therefore, stockholders are urged to complete and return the enclosed proxy card whether or not they are planning to attend the Annual Meeting.

There are four ways a stockholder of record can vote:

•	By Internet: You may vote over the Internet by following the instructions on the proxy card.
•	By Telephone: You may vote by telephone by following the instructions on your proxy card.
•	By Mail: You may complete, sign and return the accompanying proxy card in the postage-paid envelope provided.
•	In Person: If you are a stockholder as of the record date, you may vote in person at the Annual Meeting. Submitting a proxy will not prevent a stockholder from attending the Annual Meeting, revoking their earlier-submitted proxy, and voting in person. Stockholders who hold shares in street name through a stockbroker, bank or other nominee rather than directly in the stockholder’s name are considered the beneficial owner of the shares and must contact the broker, trustee or nominee that holds such shares to obtain a “legal proxy” to vote in person at the Annual Meeting.

If voting by proxy with respect to the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. With respect to each other proposal that comes before the stockholders at the Annual Meeting, stockholders may vote for the proposal, vote against the proposal or abstain from voting with respect to the proposal. Assuming a quorum is present: (i) the affirmative vote by the holders of a plurality of the shares of Common Stock represented at the Annual Meeting and entitled to vote will be required to act with respect to the election of directors; and (ii) the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote will be required to act on all other proposals that come before the Annual Meeting. Abstentions and broker non-votes will be included in the determination of the number of shares of Common Stock present at the meeting for quorum purposes. Abstentions and broker non-votes will not be counted, however, in the tabulations of votes cast on proposals presented to stockholders.

If a quorum is not present at the time that the Annual Meeting is convened, or if for any other reason the Board of Directors believes that additional time should be allowed for the solicitation of proxies, the Company may postpone or adjourn the Annual Meeting with or without a vote of the stockholders. If the Company proposes to postpone or adjourn the Annual Meeting by a vote of the stockholders, the persons named in the accompanying form of proxy will vote all shares of Common Stock for which they have voting authority in favor of such postponement or adjournment, as the case may be.

Under the General Corporation Law of the State of Delaware, stockholders are not entitled to dissenter’s rights with respect to any matter to be considered and voted on at the Annual Meeting, and the Company will not independently provide stockholders with any such right.

Proxies

A proxy, in the accompanying form, which is properly executed, duly returned to the Company and not revoked, will be voted in accordance with the instructions contained thereon. If no specific instructions are indicated on the proxy, (a) the shares represented thereby will be voted FOR: (i) the election of the persons nominated herein as directors; and (ii) the ratification of the Board of Directors’ selection of BDO Seidman LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2010; and (b) the proxy will authorize the shares represented thereby to be voted upon such other business as properly may come before the Annual Meeting, as determined, with respect to any such event, by the persons named in the accompanying form of proxy in accordance with their best judgment.

Each proxy granted may be revoked by the person granting it at any time: (i) by giving written notice to such effect to the Secretary of the Company; (ii) by execution and delivery of a proxy bearing a later date; or (iii) by attendance and voting in person at the Annual Meeting; except as to any matter upon which, prior to such revocation, a vote shall have been cast at the Annual Meeting pursuant to the authority conferred by such proxy. The mere presence at the Annual Meeting of a person appointing a proxy does not revoke the appointment.

Solicitation

The Company will bear the cost of the Annual Meeting and the cost of solicitation, including the cost of preparing, printing, handling and mailing the proxy materials. The Company will request brokerage houses, banking institutions and other custodians, nominees and fiduciaries to forward the proxy materials to beneficial owners of the shares of Common Stock and will reimburse them for their reasonable expenses incurred in connection therewith. In addition to solicitation by mail, certain officers, directors, regular employees and other representatives of the Company may solicit proxies by telephone, facsimile, in person or otherwise. These persons will receive no extra compensation for such services. We have also retained Innisfree M&A Incorporated to assist with the solicitation of proxies for a retention fee of $35,000 plus reasonable expenses.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement does not constitute the solicitation of a proxy from any person in any jurisdiction with respect to whom it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be held on August 18, 2010

Our Proxy Statement and 2009 Annual Report to Stockholders are available at
www.eproxyaccess.com/plfe

AVAILABILITY OF CERTAIN DOCUMENTS

Householding of Annual Meeting materials

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and their accompanying documents. This means that only one copy of our Proxy Statement is sent to multiple stockholders in your household. We will promptly deliver a separate copy of these documents to you upon written or oral request to our Inquiry Division at Presidential Life Insurance Company, 69 Lydecker Street, Nyack, New York 10960 or (800) 926-7599. If you want to receive separate copies of our proxy statements in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number. If your household is receiving multiple copies of our Proxy Statement and you wish to request delivery of a single copy, you may send a written request to our Inquiry Division at Presidential Life Insurance Company, 69 Lydecker Street, Nyack, New York 10960 or call (800) 926-7599.

Additional information

We are required to file annual, quarterly and current reports, proxy statements and other reports with the SEC. Copies of these filings are available through our Internet website at www.presidentiallife.com or the SEC’s website at www.sec.gov. We will furnish copies of our SEC filings (without exhibits), including our Annual Report on Form 10-K for the year ended December 31, 2009, without charge to any stockholder upon written or oral request to our Inquiry Division at Presidential Life Insurance Company, 69 Lydecker Street, Nyack, New York 10960 or (800) 926-7599.

PROPOSAL 1 — ELECTION OF DIRECTORS

The first proposal to be voted on at the Annual Meeting is the election of directors. Our Board currently consists of eight directors, seven of whom are not our employees. Each of the eight nominees for director was elected by the Company’s stockholders on May 13, 2009. Mr. Kurz, a former director, resigned from the Board effective June 8, 2010 and is not being nominated for election as a director of the Company. The directors will be elected for a term which begins at the 2010 Annual Meeting of Stockholders and ends at the 2011 Annual Meeting of Stockholders. Each director will hold office until such director’s successor has been elected and qualified, or until such director’s earlier resignation or removal.

Your vote

If you sign the enclosed proxy card and return it to the Company, your proxy will be voted FOR the election of each of the nominees for director, for terms expiring in 2011, unless you specifically indicate on the proxy card that you are withholding authority to vote for one or more of the nominees.

A plurality of the votes cast by stockholders entitled to vote at the Annual Meeting is required for the election of directors. Accordingly, the directorships to be filled at the Annual Meeting will be filled by the eight nominees receiving the highest number of votes. In the election of directors, votes may be cast in favor of or withheld with respect to any or all nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the vote.

Board recommendation

The Board unanimously recommends that you vote “FOR” the election of each of the following nominees:

Donald L. Barnes
William A. DeMilt
W. Thomas Knight
John D. McMahon
Lawrence Read
Lawrence Rivkin
Stanley Rubin
William M. Trust Jr.

Each of these nominees is currently serving as a director on our Board, and each nominee has agreed to serve on the Board if he is elected. If any nominee is unable (or for whatever reason declines) to serve as a director at any time before the Annual Meeting, proxies may be voted for the election of a qualified substitute designated by the current Board, or else the size of the Board will be reduced accordingly. Biographical information about each of the nominees is included under the heading “Directors and Executive Officers” below.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information regarding the Company’s directors and executive officers.

Name	Age	Positions held with the Company
Donald L. Barnes(1)	66	President and Chief Executive Officer of the Company and President and Chief Executive Officer of the Insurance Company, Vice Chairman of the Board of Directors of the Company
P.B. (Pete) Pheffer	59	Senior Vice President, Chief Financial Officer and Treasurer of the Company and the Insurance Company
Dominic D’Adamo	63	Director of the Insurance Company; Former Executive Vice President, Chief Financial Officer and Treasurer of the Company and the Insurance Company
Mark Abrams	61	Executive Vice President, Chief Investment Officer and Director of the Insurance Company
Jerrold Scher	68	Senior Vice President, Chief Actuary and Director of the Insurance Company
William M. Trust Jr.(2)	67	Non-Executive Chairman of the Company and the Insurance Company, Chairman of the Finance and Investment Committee
William A. DeMilt(3)(4)	68	Director
W. Thomas Knight(1)(5)	72	Director, Chairman of the Compensation Committee of the Board
Herbert Kurz	90	Former Director and President of the Company, Former Chief Executive Officer of the Insurance Company
John D. McMahon(1)(4)(5)	58	Director, Chairman of the Nominating and Governance Committee
Lawrence Read(3)(4)	65	Director, Chairman of Audit Committee of the Board
Lawrence Rivkin(3)(5)	89	Director
Stanley Rubin(1)(4)	67	Director
Charles Snyder	52	Accounting Manager of the Insurance Company, Former Chief Financial Officer of the Company and the Insurance Company, Former Director of the Insurance Company

(1)	Member of the Finance and Investment Committee
(2)	Mr. Trust is an ex officio member of all of the Board’s committees by virtue of his position as Non-Executive Chairman of the Company
(3)	Member of Audit Committee
(4)	Member of the Nominating and Governance Committee
(5)	Member of Compensation Committee

Certain information regarding the business experience and other directorships of each of the persons being nominated as directors of the Company is as follows:

Donald L. Barnes has served as the President and Chief Executive Officer of the Company and Chief Executive Officer of the Insurance Company since May 12, 2009. He has been a director of the Company since 2004 and has been Vice Chairman of the Board since 2005. Mr. Barnes has served as President of the Insurance Company since 2000 and has been a director of the Insurance Company since May 1997. Mr. Barnes served as Senior Vice President of the Insurance Company from 1995 to 1999 and as Executive Vice President from 1999 to 2000. Prior to that, Mr. Barnes had served as President of Franklin United Life Insurance Company for more than five years. Mr. Barnes has extensive leadership experience with the Company and the Insurance Company. As such, he is fully familiar with the business of the Company and the Insurance Company. Mr. Barnes was selected by his peers in the insurance industry to serve as a director of the Life Insurance Council of New York, effective January 1, 2010.

William M. Trust Jr. has been a director of the Company since May 2008 and Non-Executive Chairman of the Company and the Insurance Company since March 2010. He has been a director of the Insurance Company since May 2009. He is a Principal in Innovation Management Consulting, which provides consulting services for not-for-profit entities. Mr. Trust holds a BBA from the University of the City of New York and an MBA in Management from Baruch College. Mr. Trust is also a Certified Public Accountant. Mr. Trust has extensive international experience having been the Executive Director of the international architectural firm of Swanke Hayden Connell Ltd. from 1988 to 1991 and the Executive VP of the international transportation holding company of Norton Lilly International from 1973 to 1984. Mr. Trust serves as chairman of the board of trustees of Nyack Hospital and is a director of New York-Presbyterian Health Care System, Inc. Mr. Trust’s background as an accountant and his prior and current positions gives him the ability to analyze the Company’s financial goals, performance and reporting.

William A. DeMilt joined the board of the Company in October 2008 and has been a member of the board of the Insurance Company since May 2009. From 2004 until his retirement in 2007 he was the Chief Financial Officer of the United Way of New York City. Prior to that he was Executive Vice President of Mutual of America Life Insurance Company of New York, which he joined in 1986. At Mutual of America, he served in various capacities including Treasurer, Controller, Auditor, Real Estate Management and Corporate Services. Mr. DeMilt earned a BBA degree from St. John’s University, New York and is a Certified Public Accountant. He is also a director of St. Mary’s Healthcare System for Children. His background in various financial positions with a New York regulated insurance company (Mutual of America Life Insurance Company) and as the former CFO of United Way of New York City gives him valuable financial and insurance company experience.

W. Thomas Knight has served as a director of the Company since May 2008. He has also served as a director of the Insurance Company from 1993 to May 2008 and from May 2009 to date. Mr. Knight was General Counsel of the Company from 1993 to 2003. Prior to 1993, Mr. Knight was employed with Avon Products, Inc. as Senior Vice President, General Counsel and Secretary from 1976 to 1993. Mr. Knight’s experience as general counsel for a public company (Avon Products, Inc.) gives him experience and insight into corporate governance and legal issues involving public companies. Further, Mr. Knight’s background makes him familiar with the practices and procedures of the Company and the Insurance Company.

John D. McMahon joined the board of the Company in October 2008 and has been a member of the board of the Insurance Company since May 2009. He became executive vice-president of Con Edison in February 2009. From January 2003 to February 2009, he was president and CEO of Orange and Rockland Utilities. Prior to that he was senior vice-president and general counsel of Con Edison. Mr. McMahon holds degrees from Manhattan College and New York Law School and has completed the Advanced Management Programs at Harvard Business School and Wharton Business School. He is a director of the Fresh Air Fund. Mr. McMahon’s background with Con Edison and Orange and Rockland Utilities gives him insight into legal, regulatory and corporate governance issues.

Lawrence Read has served as a director of the Company since 2005. He was a director of the Insurance Company from 2002 to 2005 and from May 2009 to date. Since 1986, Mr. Read has been the President and Chief Executive Officer of Lube Management Corp., which operates a chain of retail automotive centers throughout California and provides enterprise software systems for independently owned automotive oil service centers. Since 1999, Mr. Read has been President and Chairman of the Board of North American Lubricants Corporation, a passenger car motor oil manufacturer and reseller throughout the United States. He is also a member of the board of directors of the Automotive Oil Change Association, an industry trade group which he founded in 1987. Due to his experience as President of two companies, Mr. Read is familiar with the management of large organizations including employee relations, strategic planning and financial controls.

Lawrence Rivkin has been a director of the Company since 1988 and a director of the Insurance Company since May 2009. Mr. Rivkin has served as of counsel to the law firm of Goldfarb & Fleece for more than five years and previously served as its managing partner. Since Mr. Rivkin has served as a director of the Company since 1988, he is fully familiar with the practices, procedures and business issues of the Company and the Insurance Company. Mr. Rivkin’s prior position as managing partner of Goldfarb & Fleece gives him leadership and management experience.

Stanley Rubin joined the Board of the Company in May 2008. He also served on the Board of the Company from May 2003 to February 2004. He served as Executive Vice-President of the Company commencing in September 2000 and Chief Investment Officer of the Insurance Company commencing in November 1999 until his retirement in September 2003. Prior to that, Mr. Rubin served as Senior Vice President, Vice President and general analyst upon his joining the Insurance Company in 1986. He has been a director of the Insurance Company from 2000 to May 2008 and from May 2009 to date. Mr. Rubin worked for the National Association of Insurance Commissioners (“NAIC”) from 1971 – 1986. During his employment with NAIC, Mr. Rubin served as a security analyst and supervising security analyst in reviewing the credit quality of securities owned by state regulated insurance companies. This experience gives Mr. Rubin the background and experience in credit analysis, insurance company regulation, financial statements and analysis of insurance company portfolios. Further, Mr. Rubin’s past experience as chief investment officer of the Insurance Company gives him insight into the financial markets and the portfolio and investment strategy of the Company and Insurance Company.

Set forth below is information with respect to the Company’s executive officers who are not also directors of the Company:

Dominic D’Adamo served as Executive Vice President, Acting Chief Financial Officer and Treasurer of the Company and the Insurance Company from December 2009 until June 2010. Mr. D’Adamo has served on the Board of the Insurance Company since January 2010. Mr. D’Adamo was Senior Vice President of Finance at EmblemHealth Inc. from 2003 to 2008. Prior to that, he was Managing Director and Corporate Controller of Marsh Inc. from 1976 to 2003. Mr. D’Adamo has a M.B.A. and a B.B.A. from Baruch College of the City University of New York. He is a licensed CPA and a member of the American Institute of Certified Public Accountants. Mr. D’Adamo also served as a member of the AICPA Insurance Agents & Brokers Task Force. Mr. D’Adamo also served as a Vice Chairman of Nyack Hospital.

Mark Abrams has served as Chief Investment Officer of the Insurance Company since November 2003 and as Executive Vice President since 2005. He was Senior Vice President of the Insurance Company from 2001 to 2005. Prior to that, Mr. Abrams served as Vice President of the Insurance Company since October 1994. Mr. Abrams has served as a director of the Insurance Company since May 2003.

P.B. (Pete) Pheffer has served as Senior Vice President, Chief Financial Officer and Treasurer of the Company and the Insurance Company since June 2010. Prior to that, Mr. Pheffer was Chief Financial Officer at Missouri Employers Mutual Insurance Company from October 2006 to September 2009. Prior to that, Mr. Pheffer was Managing Partner and Co-Founder of Penumbra Capital Management LLC from 2005 to September 2006. Prior to that, Mr. Pheffer was President and Chief Financial Officer at Standard Management Corporation from 2002 to 2005. Prior to joining Standard Management Corporation, Mr. Pheffer held positions at Jackson National Life Insurance, Kemper Life Insurance Companies and Coopers & Lybrand. Mr. Pheffer has an M.B.A. from the University of Chicago and is a Certified Public Accountant.

Jerrold Scher has served as Chief Actuary of the Insurance Company since 2000. Prior to that, Mr. Scher served as Senior Vice President of the Insurance Company for ten years. Mr. Scher has served as a director of the Insurance Company since May 1992.

Charles Snyder has served as Accounting Manager of the Insurance Company since December 2009. Mr. Snyder served as the Chief Financial Officer of the Company and as Chief Financial Officer and Director of the Insurance Company from 2004 to December 2009. Prior to that, Mr. Snyder served as Treasurer of the Insurance Company from 2000 to 2004 and as Controller from 1989 to 2000.

There are no family relationships between any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance

Overview.  The Board of Directors has adopted Corporate Governance Guidelines and implemented a number of corporate governance procedures to further strengthen the Board’s capacity to oversee the Company and to serve the long-term interests of its stockholders. The Corporate Governance Guidelines, as well as Board committee charters, codes of conduct and other documents setting forth the Company’s corporate governance practices can be accessed in the Investor Relations — Corporate Governance and Board of Directors sections of the Company’s website at www.presidentiallife.com.

Director Independence.  The Board affirmatively determined that a majority of its directors (Messrs. DeMilt, Knight, McMahon, Read, Rivkin, Rubin and Trust) are independent as defined by Rule 5605 of The NASDAQ Stock Market (“NASDAQ”) and Rule 10A-3 promulgated by the Securities and Exchange Commission (the “SEC”).

Board Leadership Structure.  The Board currently has a non-executive chairman. The president and chief executive officer of the Company does not serve as chairman of the Board. The Board believes that separating the roles of the principal executive officer and board chairman positions is consistent with the goal of good corporate governance for the Company.

Code of Conduct.  The Board has adopted a Code of Conduct that applies to all officers, directors and employees of the Company and the Insurance Company. The Code of Conduct can be accessed in the Investor Relations — Corporate Governance section of the Company’s corporate website at www.presidentiallife.com. Copies may be obtained by writing to our Inquiry Division at Presidential Life Insurance Company, 69 Lydecker Street, Nyack, New York 10960. The purpose of the Code of Conduct is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and to promote compliance with all applicable rules and regulations that apply to the Company and its officers, directors and employees.

Board’s Role in Risk Oversight

The Board of Directors plays a significant role in providing oversight of our management of risk. Senior management has responsibility for the management of risk and reports to the Board regularly with respect to its ongoing enterprise risk management efforts. The Board of Directors exercises its oversight of risk management primarily through the functioning of several committees of the Board, but the Board itself retains the primary oversight role for risk management. In exercising its oversight of risk management, the Board has delegated to the Audit Committee primary responsibility for the oversight of risk related to our financial statements and processes, and has determined that our internal audit function should report directly to the Audit Committee. The Board has delegated to the Finance and Investment Committee primary responsibility for the oversight of risk related to the investment portfolio of the Insurance Company. The Finance and Investment Committee has a written Statement of Investment Policy that is followed by the investment department of the Insurance Company. All investment transactions are reported on a daily basis to the president of the Company for review. Once a quarter, the Finance and Investment Committee reviews and discusses with management the preceding quarter’s investment activity and the investment portfolio. The Finance and Investment Committee then gives a report to the full Board. Finally, the Board has delegated to the Compensation Committee primary responsibility for the oversight of risk related to our compensation policies. Each committee reports regularly to the Board with respect to such committee’s particular risk oversight responsibilities.

Communicating with the Board of Directors

In order to communicate with the Board of Directors as a whole, with non-employee directors as a group or with specified individual directors, correspondence may be directed to c/o Secretary, Presidential Life Corporation, 69 Lydecker Street, Nyack, NY 10960. Stockholders should indicate clearly the director or directors to whom the communication is being sent. All such correspondence will be forwarded to the appropriate director or group of directors.

Board Meetings and Committees

The Board met four times in the year ended December 31, 2009. The Board has a Nominating and Governance Committee, a Compensation Committee, an Audit Committee and a Finance and Investment Committee, for which the meetings are described below. In addition to the meetings of the committees of the Board of Directors, our independent members of the Board of Directors met four times in executive session in 2009.

Each director attended at least 75% of the aggregate of (1) the total meetings of the Board and (2) the total number of meetings held by all Committees of the Board on which he or she served, that were held in 2009. The Company’s policy on director attendance at annual meetings encourages, but does not require directors to attend annual meetings of stockholders. All nine directors attended the 2009 Annual Meeting of Stockholders.

The Nominating and Governance Committee, Compensation Committee, Audit Committee and Finance and Investment Committee Charters can be accessed in the Investor Relations — Board of Directors section of the Company’s website at www.presidentiallife.com.

Nominating and Governance Committee

The Nominating and Governance Committee is currently composed of Mr. McMahon (Chair), Mr. DeMilt, Mr. Read, Mr. Rubin and Mr. Trust, as an ex officio member. The Nominating and Governance Committee met three times in 2009. The Nominating and Governance Committee reviews and recommends changes to Company’s Corporate Governance Guidelines and selects director nominees to the Board consistent with criteria approved by the Board. This Committee also makes recommendations to the Board concerning the structure and membership of the Board committees and oversees the annual evaluation of the Board and Board committee performance. The Nominating and Governance Committee also performs other duties and responsibilities as set forth in a Charter approved by the Board of Directors.

The Nominating and Governance Committee will consider director candidates that are recommended by stockholders in the same manner as nominees recommended by other sources. The Committee looks to nominate a group of directors with diverse backgrounds and strengths to serve the Company. Some of the desired backgrounds include management, financial, regulatory, legal, insurance and strategic backgrounds. Stockholders wishing to bring a nomination for a director candidate before a stockholders meeting must give written notice to Company’s Secretary, pursuant to the procedures set forth in this section under “Communicating with the Board of Directors” and subject to the deadline set forth under the “Deadline for Receipt of Stockholder Proposals” section of this Proxy Statement and the Company’s by-laws. The stockholder’s notice must set forth all information relating to each person whom the stockholder proposes to nominate that is required to be disclosed under applicable rules and regulations of the SEC and Company’s Bylaws. The Company’s Bylaws can be accessed in the Investor Relations — Board of Directors section of the Company’s website at www.presidentiallife.com.

Compensation Committee

The Compensation Committee is currently composed of Mr. Knight (Chair), Mr. McMahon, Mr. Rivkin and Mr. Trust, as an ex officio member. The Compensation Committee met five times in 2009. The Compensation Committee evaluates performance and establishes and oversees executive compensation policy and makes decisions about base pay, incentive pay and any supplemental benefits for the Chief Executive Officer and our other executive officers. The Compensation Committee also administers our stock incentive plans and approves the grant of stock options and restricted stock, the timing of the grants, the price at which options are to be offered and the number of shares for which options and restricted stock are to be granted to our executive officers, directors and other employees. The Compensation Committee also performs other duties and responsibilities as set forth in a Charter approved by the Board of Directors. Each member of the Compensation Committee is an outside director under the applicable tax rules.

In making its determinations with respect to executive compensation, the Compensation Committee has recently engaged the services of a compensation consultant. The Compensation Committee has the authority to retain, terminate and set the terms of the relationship with any outside advisors who assist the Committee in carrying out its responsibilities.

Audit Committee

The Audit Committee is currently composed of Messrs. Read (Chair), Rivkin, DeMilt and Trust, as an ex officio member. The Audit Committee met four times in 2009. The Audit Committee appoints our independent auditors, subject to ratification by our stockholders, reviews the plan for and the results of the independent audit, approves the fees of our independent auditors, reviews with management and the independent auditors our quarterly and annual financial statements and our internal accounting, financial and disclosure controls, reviews and approves policies and procedures with respect to transactions between the Company and its officers, directors and affiliates and performs other duties and responsibilities as set forth in a Charter approved by the Board of Directors.

Each member of the Nominating and Governance Committee, Compensation Committee and the Audit Committee is independent, as independence is defined by the listing standards of NASDAQ and the applicable rules and regulations of the SEC. The Board has also determined that each member of the Audit Committee has the ability to read and understand financial statements and that Mr. DeMilt qualifies as an Audit Committee financial expert as defined by the rules of the SEC and as required by the applicable NASDAQ rules.

Finance and Investment Committee

The Finance and Investment Committee is currently composed of Messrs. Trust (Chair), Barnes, Knight, McMahon and Rubin. The Finance and Investment Committee met five times in 2009. The Finance and Investment Committee assists and advises the Board and management on financial and investment matters generally, and reviews and reports to the Board on the financial results of the Company’s investments, the Company’s and Insurance Company’s budgets, strategic planning and insurance coverage.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview, Philosophy and Objectives

The compensation philosophy for our senior management is simple and straightforward. We compensate through base salary designed to be competitive with comparable employers and through equity compensation to align management’s incentives with the long-term interests of our stockholders. We believe that executive compensation levels should be competitive and consistent with life insurance and annuity industry standards to enable us to attract and retain qualified executives who are critical to our success. We believe that compensation should be meaningfully related to both an individual’s job performance, as measured by the achievement of qualitative objectives, and the performance of the Company, as measured by its profitability, the value created for stockholders and the realization of the Company’s short-term and long-term strategic goals.

Our executive compensation program is designed to reward executive performance and to align the executives’ incentives to those of our stockholders. In addition, the objectives of our executive compensation program are to:

•	Fairly compensate executives and ensure that compensation is not excessive;
•	Link a portion of executive compensation to strategic and financial objectives;
•	Reward executives when increases in stockholder value are achieved; and
•	Attract and retain senior executives with insurance and other relevant managerial experience.

Compensation Committee Procedures

Named Executive Officers.  The Compensation Committee approves all compensation and awards to our named executive officers. With respect to fiscal year ended December 31, 2009, the following individuals were our named executive officers (collectively, the “Named Executive Officers”):

•	Donald L. Barnes, Vice Chairman of the Board of Directors of the Company and President and Chief Executive Officer of the Company and the Insurance Company;
•	Dominic D’Adamo, Director of the Insurance Company and Former Executive Vice President, Acting Chief Financial Officer and Treasurer of the Company and the Insurance Company.

•	Mark Abrams, Executive Vice President, Chief Investment Officer and Director of the Insurance Company;
•	Jerrold Scher, Senior Vice President, Chief Actuary and Director of the Insurance Company;
•	Charles Synder, Accounting Manager of the Insurance Company, Former Chief Financial Officer of the Insurance Company; and
•	Herbert Kurz, Former Director and President of the Company and Former Chief Executive Officer of the Insurance Company.

Benchmarking.  The Compensation Committee has not historically engaged the services of a compensation consultant. In determining the level of executive compensation, the Compensation Committee has not relied on surveys or benchmark compensation against compensation paid at a peer group of comparable companies or target any particular percentile or comparative level of total compensation. The Compensation Committee does, however, look at external market data generally to ensure the compensation paid to our Named Executive Officers is competitive and weighed many qualitative criteria in setting pay levels, as described in more detail below.

However, in November 2009, the Compensation Committee hired an independent compensation consultant, Gough Management Company (“Gough”) to review and make recommendations concerning our executive compensation program and provide market data and perform benchmarking. Gough analyzed the compensation provided to management of the Insurance Company and determined that overall, the total compensation paid to the Insurance Company’s management was well below market levels, including at the Chief Executive Officer and Financial Officer positions. Based upon Gough’s report, our Chief Executive Officer and Chief Financial Officer currently receive less compensation than the compensation received by any of the executives holding the same positions at comparable companies. In making this determination, Gough compared the executive compensation levels of publicly-traded companies that have similar business characteristics as the Insurance Company, including similar assets size. The comparable companies used to benchmark compensation (the “Benchmark Group”) include:

•	Kansas City Life
•	Horace Mann
•	Universal American
•	Delphi Financial
•	FBL Financial Group
•	National Western Life

We have not yet made any changes in our executive compensation program as a result of Gough’s analysis because the Compensation Committee, with the assistance of Gough, is in the process of designing and implementing changes in our executive compensation program going forward. The Compensation Committee is working with Gough to design annual and long-term incentive plans and other parts of the executive compensation program. We believe that implementing annual and long-term incentive plans will attract, retain and motivate our Named Executive Officers and align the Named Executive Officers’ incentives with those of our stockholders which is consistent with the philosophy and objectives of our executive compensation program.

Role of the CEO.  The Compensation Committee approves all compensation and awards to the Named Executive Officers. The Compensation Committee receives recommendations from the Chief Executive Officer in determining the base salaries and size of stock option grants for the Named Executive Officers (other than himself), as discussed in more detail below. With respect to setting compensation awarded to other employees of the Company, the Compensation Committee approves the salaries and grant of stock options based upon a review of the recommendation of the Chief Executive Officer and the other Named Executive Officers. However, the Compensation Committee does not delegate any of its functions to others in setting compensation.

Elements of Compensation

The elements of compensation for our Named Executive Officers are:

•	Base salaries;
•	Long-term equity based compensation (in the form of stock options); and
•	Retirement and other benefits.

We pay base salaries to provide our Named Executive Officers with fixed, regular compensation that is appropriate for their position, responsibilities and accomplishments. We also award long-term equity incentives to our Named Executive Officers so that their interests are aligned with those of our stockholders. We believe that providing base salaries and stock options results in an appropriate mix of cash and equity compensation, of short- and long-term compensation and of fixed and variable compensation. While we did not award stock options to our Named Executive Officers in 2009 due to cost cutting initiatives as a result of general economic conditions that have adversely affected insurance companies, we have historically granted stock options and intend that stock options be an integral part of our executive compensation program in the future.

Base Salaries

Our objective is to provide our Named Executive Officers with a base salary that is appropriate to their professional status and accomplishments, as well as consistent with applicable industry and regional standards. Each year, the Chief Executive Officer subjectively determines a proposal for the base salaries of the other members of senior management, which is then discussed with and subject to approval by the Compensation Committee. Qualitative objectives considered include the individual Named Executive Officer’s (1) contribution to the Company’s performance, (2) responsibilities, (3) revenue and cost containment initiatives and (4) time commitment to the Company, as well as the Chief Executive Officer’s review of such Named Executive Officer’s performance. The base salaries, while not objectively determined, reflect levels that the Company believes are appropriate based upon our general experience for the nature, size and location of the Company. The Compensation Committee considers all such measurement factors, generally equally weighted, in its annual salary reviews.

Effective December 9, 2009, Mr. Snyder transitioned from Chief Financial Officer of the Company to Accounting Manager of the Insurance Company. His annual base salary was reduced from $330,000 to $250,000 per year in 2010. In setting the amount of Mr. Snyder’s base salary, the Compensation Committee, based on a recommendation by the Chief Executive Officer, considered the qualitative objectives discussed above and reduced his salary so that it would better reflect Mr. Snyder’s new position and responsibilities. In connection with Mr. Snyder’s transition, the Company and Insurance Company entered into an employment agreement with Mr. D’Adamo, effective December 9, 2009, appointing Mr. D’Adamo as Chief Financial Officer of and Treasurer of the Company and the Insurance Company. Mr. D’Adamo’s base salary was set by the Compensation Committee at $30,000 per month, using the same criteria described above, taking into account the anticipated temporary nature of his services and his prior experience.

Compensation to Mr. Herbert Kurz, the former Chairman, President of the Company and Chief Executive Officer of the Insurance Company, was established by the Compensation Committee using substantially the same criteria that were used to determine compensation terms for other executive officers. Mr. Kurz was compensated at an annual base salary of $569,710 for the period January 1, 2008 through May 12, 2009. Effective as of May 12, 2009, the date Mr. Kurz resigned as President of the Company and Chief Executive Officer of the Insurance Company, until January 13, 2010, Mr. Kurz continued as the Chairman of the Boards of Directors of the Company and Insurance Company pursuant to a written succession plan designed to ensure a successful transition of to our current Chief Executive Officer. To compensate Mr. Kurz for his services as Chairman, he received an annual base salary of $569,710, the same benefits he was entitled to prior to his resignation under our employee benefit plans and use of an office and support staff until January 13, 2010.

There were no salary increases in 2009 except for the Chief Executive Officer who was granted a $100,000 increase effective June 1, 2009 due to his promotion to President and Chief Executive Officer of the Company and the corresponding increase in his responsibilities. The Compensation Committee determined not to grant raises to other employees in light of general economic conditions that have adversely affected insurance companies.

On May 14, 2010, employment agreements, with an effective date of March 1, 2010, were entered into between the Company and the Insurance Company and Messrs. Barnes and Abrams. The Company and Insurance Company entered into new employment agreements with Messrs. Barnes and Abrams because the term of their prior agreements were set to expire on December 31, 2010. These new employment agreements provide for annual base salaries of $520,000 (which represents a $20,000 annual salary increase) and $367,200 (which represents a $7,200 annual salary increase) to Mr. Barnes and Mr. Abrams, respectively. These increases were approved by the Compensation Committee and the Boards of Directors of the Company and Insurance Company and were set based on the qualitative objectives discussed above. In addition, the Company and the Insurance Company entered into an employment agreement with Pete Pheffer which provides that beginning June 12, 2010, he will serve as Senior Vice President, Chief Financial Officer and Treasurer of the Company and the Insurance Company. Mr. Pheffer’s annual base salary was set by the Compensation Committee and the Boards of Directors of the Company and Insurance Company at $350,000 per year based on Mr. Pheffer’s position, responsibilities and experience. In setting Mr. Pheffer’s base salary, the Compensation Committee also considered other executive’s salaries both at the Company and the Insurance Company and in the life insurance and annuity industry generally. For more information regarding these new employment agreements, see “Potential Payments Upon Termination or Change-in-Control” later in this proxy statement.

Equity Compensation

We believe that compensation should also be meaningfully related to the value created by individual Named Executive Officers for the stockholders. Accordingly, incentive stock options are awarded in order to better align management’s incentives with the long-term interests of our stockholders. However, no stock options were granted in fiscal year 2009 due to cost cutting initiatives as a result of general economic conditions that have adversely affected insurance companies.

Incentive stock options are granted under our 2006 Stock Incentive Plan, which was approved by stockholders in May 2006 and became effective on June 1, 2006. Our 2006 Stock Incentive Plan authorizes the granting of awards in the form of non-qualified options or incentive stock options qualifying under Section 422A of the Internal Revenue Code of 1986, as amended (the “Code”). The plan authorizes the granting of options to purchase up to 1,000,000 shares of our common stock to employees, directors and independent contractors of the Company and its affiliates. All stock options granted will have an exercise price equal to the fair market value of our common stock on the date of grant. We recognize compensation expense for its share-based payments based on the fair value of the awards.

The size of individual stock option grants is related to the level of responsibility of the individual Named Executive Officer and the quality of a Named Executive Officer’s contribution to the Company’s performance, as well as the factors considered in determining base salary, which are described above. The size of each Named Executive Officer’s stock option grant is determined subjectively by the Compensation Committee based upon recommendations from the Chief Executive Officer.

Stock options are subject to a four-year vesting requirement, with 25% of each year’s option grant becoming vested annually after the date of the grant, provided that the Named Executive Officer is employed by us on the applicable vesting date or on a date no more than three months prior to such vesting date. The vesting feature provides an incentive for the Named Executive Officer to remain in the employ of the Company and the Insurance Company, while at the same time continuing to align them closely with long term strategic goals of the Company.

Our practice is to determine and approve the stock option grants at the third quarter meeting of the Board of Directors held in September. All stock options granted have an exercise price equal to the fair market value of our common stock on the date of grant. We determine the fair value based upon the closing price of our stock on the day of determination. The Compensation Committee’s schedule is determined several months in advance, and the proximity of any awards to earnings announcements or other market events is coincidental.

Severance Benefits

We believe that it is important to retain our top executives. We also believe that it is important to provide reasonable severance benefits to our top executives in the event of certain involuntary terminations of employment. Accordingly, effective January 1, 2008, the Insurance Company entered into employment agreements with Messrs. Snyder, Scher, Abrams and Barnes for a term of three years each. The agreements provide for severance pay if the Named Executive Officer is terminated without cause by the Insurance Company at any time, with payment equal to the greater of (i) the remaining salary and benefits due under the contract or (ii) two year’s salary at the current rate of salary compensation, payable in installments in accordance with the Insurance Company’s standard payroll procedures. The vesting of equity compensation will not be accelerated upon such a termination. If employment is terminated by the Insurance Company for cause, death or disability or by the Named Executive Officer, there are no severance benefits.

On May 14, 2010, new employment agreements were entered into by the Company and the Insurance Company with Messrs. Barnes and Abrams. Copies of the entire employment agreements were filed on May 17, 2010 by the Company with the Securities and Exchange Commission. Each of the employment agreements have an effective date of March 1, 2010. The employment agreements provide, in general terms, for severance payments and benefits that vary depending upon the circumstances underlying the termination of employment. In addition, on June 12, 2010, the Company and the Insurance Company entered into an employment agreement with Pete Pheffer, who will serve as the Chief Financial Officer of the Company and the Insurance Company commencing on June 12, 2010. A copy of Mr. Pheffer’s employment agreement was filed by the Company with the Securities and Exchange Commission on June 8, 2010. Mr. Pheffer’s employment agreement provides, in general terms, for severance payments and benefits that vary depending upon the circumstances underlying the termination of employment. For more information regarding severance payments and benefits payable under these employment agreements, see “Potential Payments Upon Termination or Change-in-Control” later in this proxy statement.

Retirement and Other Benefits

Until February 2004, we maintained a traditional defined benefit pension plan. Subsequent to that time, no new participants were added to the plan and the benefits under that plan for existing participants were frozen. After freezing the Presidential Life Insurance Company Employees’ Retirement Plan in February 2004, we completed the voluntary termination of the plan effective November 30, 2004, subject to the provisions set forth in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). We completed the full distribution of the plan’s assets to the participants in December 2004.

In January 2005, we replaced the traditional defined benefit pension plan with a 401(k) plan in which we now make an annual matching contribution now equal to 5% of all employees’ salaries, allocated to each of our employees accounts without regard to the amounts, if any, contributed to the plan by the employees. The Company’s contribution is subject to a vesting schedule of 25% per year of employment over four years.

We also provide vacation, disability, medical insurance and life insurance benefits to our Named Executive Officers that generally are available to all our employees.

Compensation Policy Relating to Risk

We believe that our compensation policies are not reasonably likely to have a material adverse effect on the Company. Specifically, we do not award bonuses based upon the trading performance of the Company and Insurance Company’s portfolio of securities. Approximately 88% of the portfolio consists of investment grade notes and bonds, most of which are held to maturity.

Tax and Accounting Considerations

Section 162(m) of the Code limits a company’s ability to take a deduction for federal tax purposes for certain compensation paid to its executives. We currently expect that all compensation payable to our Named Executive Officers during 2009 will be deductible by us for federal income tax purposes. Our policy with respect to compensation to be paid to the Named Executive Officers is to structure compensation payments to them so as to be deductible under Section 162(m) of the Code.

With respect to accounting considerations, the Compensation Committee examines the accounting cost associated with equity compensation in light of requirements under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 (formerly, FASB Statement 123R) (“FASB ASC 718”).

Compensation Committee Report

The Compensation Committee has furnished the following report:

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the 2010 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE:

W. Thomas Knight, Chairman
John D. McMahon
Lawrence Rivkin
William D. Trust, Jr., ex officio

Summary Compensation Table

The following table sets forth information with respect to the compensation received during the last three fiscal years by (i) all individuals serving as our Chief Executive Officer during our last fiscal year, (ii) all individuals serving as our Chief Financial Officer during our last fiscal year, and (iii) our other executive officers who were serving as executive officers at the end of our last fiscal year. These executives are referred to as our Named Executive Officers.

Name and Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	All Other Compensation(3)	Total(4)
Donald Barnes Vice Chairman of the Board of Directors of the Company and President and Chief Executive Officer of the Company and the Insurance Company(5)	2009	$457,692	$0	$0	$21,497	$479,189
	2008	$400,000	$0	$111,300	$60,910	$572,210
	2007	$342,308	$50,000	$99,855	$54,322	$546,485

Dominic D’Adamo Director of the Insurance Company and Former Executive Vice President, Acting Chief Financial Officer and Treasurer of the Company and the Insurance Company(6)	2009	$19,500	$0	$0	$155	$19,655

Mark Abrams Executive Vice President, Chief Investment Officer and Director of the Insurance Company	2009	$360,000	$0	$0	$16,119	$376,119
	2008	$360,000	$0	$95,400	$16,119	$471,519
	2007	$317,636	$50,000	$83,213	$14,215	$465,064

Jerrold Scher Senior Vice President, Chief Actuary and Director of the Insurance Company	2009	$330,000	$0	$0	$14,812	$344,812
	2008	$330,000	$0	$95,400	$14,776	$440,176
	2007	$296,101	$50,000	$83,213	$13,261	$442,575

Charles Snyder Accounting Manager of the Insurance Company, Former Chief Financial Officer of the Company and the Insurance Company(7)	2009	$330,000	$0	$0	$14,812	$344,812
	2008	$330,000	$0	$95,400	$14,776	$440,176
	2007	$296,101	$50,000	$83,213	$13,261	$442,575

Herbert Kurz Former Director of the Company, Former Chief Executive Officer of the Company and the Insurance Company(8)	2009	$569,710	$0	$0	$104,056	$673,766
	2008	$569,710	$0	$0	$153,786	$723,496
	2007	$569,710	$0	$0	$149,722	$719,432

(1)	With respect to fiscal year 2007, each of Messrs. Barnes, Snyder, Abrams and Scher received a bonus equal to $50,000. The bonuses were authorized by the Board’s analysis of the Company’s performance and the contributions of Messrs. Barnes, Snyder, Abrams and Scher to that performance.
(2)	The amounts reported reflect the grant date fair value for stock options granted in the fiscal years ended December 31, 2009, 2008 and 2007, calculated in accordance with FASB ASC 718 without regard to the estimated forfeiture related to service-based vesting conditions. Assumptions used in the calculation of this amount are included in footnote 5 to the Company’s audited financial statements for the fiscal year ended December 31, 2009, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 11, 2010. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual amounts, if any, that will be recognized by the Named Executive Officers.

(3)	“All Other Compensation” represents the Company’s payment of premiums with respect to term life insurance policies and Company contributions to the 401(k) plan for the Named Executive Officers. In addition, with respect to Mr. Kurz and Mr. Barnes, it includes director’s fees of $36,250 and $1,000, respectively. Mr. Kurz also received $43,657 for life insurance premiums in 2009.
(4)	“Total Compensation” for the above Named Executive Officers includes base salaries, bonuses and stock options measured at grant date fair value without regard to possible forfeitures. We do not award shares of restricted stock (or any other form of equity award), perquisites, or any non-equity incentive plan compensation. We also do not maintain a pension plan or nonqualified deferred compensation plan.
(5)	Mr. Barnes became the Chief Executive Officer of the Company on May 12, 2009. From January 1 to May 11, 2009, his annual base salary was $400,000, and from May 12 to December 31, 2009, his annual base salary was $500,000.
(6)	Mr. D’Adamo’s employment commenced in December 2009 and terminated according to the terms of his employment agreement on June 11, 2010. His annualized base salary for 2009 was $360,000.
(7)	Effective December 9, 2009, Mr. Snyder transitioned from Chief Financial Officer of the Company and the Insurance Company to Accounting Manager of the Insurance Company. His annual base salary was reduced from $330,000 to $250,000 per year in 2010.
(8)	Mr. Kurz resigned as President of the Company and Chief Executive Officer of the Insurance Company effective May 12, 2009. Thereafter, he served as Chairman of the Boards of Directors of the Company and Insurance Company and received the same base salary until January 13, 2010. Effective January 13, 2010, Mr. Kurz was no longer Chairman of such Boards of Directors. On June 8, 2010, Mr. Kurz resigned as a director of the Company.

Grants of Plan Based Awards in 2009

There were no stock options or other plan-based awards granted in 2009.

Outstanding Equity Awards at Fiscal Year End

The following table discloses outstanding option awards that have been granted but remain unexercised or unvested.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(2)	Option Expiration Date
Donald Barnes Vice Chairman of the Board of Directors of the Company and President and Chief Executive Officer of the Company and the Insurance Company	25,000	0	0	18.33	9/8/10
	18,750	6,250	6,250	22.82	9/15/11
	15,000	15,000	15,000	16.97	9/5/12
	8,750	26,250	26,250	16.67	3/19/13
Dominic D’Adamo Director of the Insurance Company and Former Executive Vice President, Acting Chief Financial Officer and Treasurer of the Company and the Insurance Company	0	0	0	0	0
Mark Abrams Executive Vice President, Chief Investment Officer and Director of the Insurance Company	20,000	0	0	18.33	9/8/10
	15,000	5,000	5,000	22.82	9/15/11
	12,500	12,500	12,500	16.97	9/5/12
	7,500	22,500	22,500	16.67	3/19/13
Jerrold Scher Senior Vice President, Chief Actuary and Director of the Insurance Company	20,000	0	0	18.33	9/8/10
	15,000	5,000	5,000	22.82	9/15/11
	12,500	12,500	12,500	16.97	9/5/12
	7,500	22,500	22,500	16.67	3/19/13
Charles Snyder Accounting Manager of the Insurance Company, Former Chief Financial Officer of the Company	20,000	0	0	18.33	9/8/10
	15,000	5,000	5,000	22.82	9/15/11
	12,500	12,500	12,500	16.97	9/5/12
	7,500	22,500	22,500	16.67	3/19/13
Herbert Kurz Former Director of the Company, Former Chief Executive Officer of the Company	0	0	0	0	0

(1)	Options were granted five years prior to the expiration date and vest 25% in each of the four years after the grant, provided that the Named Executive Officer is employed by us on the applicable vesting date or on a date no more than three months prior to such vesting date.
(2)	Stock options to purchase common stock are granted at prices equal to the market value of the stock on the dates the stock options were granted.

Option Exercises and Stock Vested in 2009

No shares vested and no options were exercised by the Named Executive Officers in 2009.

Pension Benefits

None of our Named Executive Officers are covered by a pension plan or similar benefit plan that provides for payment or other benefits at, following, or in connection with retirement.

Nonqualified Deferred Compensation

None of our Named Executive Officers are covered by a deferred contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Potential Payments upon Termination or Change-in-Control

Employment Agreements with Messrs. Barnes, Abrams, Scher and Snyder.  Effective January 1, 2008, the Insurance Company entered into employment agreements with each of Messrs. Barnes, Abrams, Scher and Snyder for a term of three years, provided that the Insurance Company had the option, exercisable between October 1, 2009 and December 31, 2009 to extend the term for two years until December 31, 2012. If the option is not exercised, employment will be “at will” following the expiration of the contract term.

The agreements generally contain the same terms and conditions. If the Insurance Company terminates the executive’s employment without “cause,” he will receive a payment equal to the greater of (i) the remaining salary and benefits due under the contract for the initial term or (ii) two year’s salary at the current rate of salary compensation. Such severance is payable in installments in accordance with the Insurance Company’s standard payroll procedures. If the executive’s employment is terminated by the Insurance Company for cause, death or disability or by the executive, the executive is not entitled to any severance payments.

For purposes of the employment agreements, “cause” generally means: (i) the refusal in bad faith to carry out specific written directions; (ii) intentional fraud or dishonest action in the executive’s relations with the Insurance Company; (iii) conviction of a crime involving an act of significant moral turpitude; or (iv) becoming subject to a governmental order prohibiting the executive from serving as a principal financial officer of a public company or as an officer of a public company.

New Employment Agreements with Messrs. Barnes and Abrams.  On May 14, 2010, the Company and the Insurance Company entered into new employment agreements with Messrs. Barnes and Abrams. The employment agreements have a term commencing on March 1, 2010 and ending on December 31, 2012, provided that the agreements will automatically renew for an additional one-year period unless either party provides prior written notice of non-renewal. These new employment agreements provide, in general terms, for the following severance benefits: (i) if the executive’s employment is terminated because of disability, base salary for two years less any disability payments, pro-rated awards under any annual incentive plan and accelerated vesting of unvested stock options and other equity awards; (ii) if the executive’s employment is terminated because of death, base salary until the date of death, pro-rated awards under any annual incentive plan and accelerated vesting of unvested stock options and other equity awards; and (iii) if the executive’s employment is terminated by the Insurance Company other than for “cause” or disability or by the executive for “good reason,” base salary until the end of the employment term (but not more than 18 months or less than 12 months), a pro-rated annual incentive award, certain additional benefits described below, including continued health insurance coverage for two years subject to compliance with Section 409A of the Code and accelerated vesting of unvested stock options and other equity awards. If the executive’s employment is terminated by the Insurance Company other than for death, “cause” or disability or by the executive for “good reason” and such termination occurs within 24 months of a “change in control,” then the executive is entitled to receive the following severance benefits: (i) a lump sum payment equal to two times base salary; (ii) certain additional benefits described below in accordance with terms of the applicable plan or program; (iii) continued medical insurance for the shorter of three years following termination or the period covered by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or COBRA; and (iv) accelerated vesting of unvested stock options and other equity awards. Additional benefits, in general terms, include health insurance and certain other insurance plans offered by the Insurance Company to the executives.

The employment agreements also provide that in the event any payments and benefits payable pursuant to the employment agreement or otherwise in connection with a change in control would be subject to the golden parachute excise tax, such payments and benefits will be reduced to 299% of the “base amount” as defined in Section 280G(b)(3) of the Code.

Termination for “cause” generally means: (i) conviction of a felony (or entry of a plea of guilty or nolo contendere) involving acts of theft, fraud, embezzlement, dishonesty or moral turpitude; (ii) entry of a final order by a regulatory agency removing the executive from serving as an officer of the Insurance Company or permanently prohibiting him from participating in a material portion of the affairs of the Insurance Company; (iii) embezzlement or diversion of the Company’s or the Insurance Company’s funds or similar actions demonstrating untrustworthiness; or (iv) material neglect of duties or material misconduct that is not timely corrected. Termination for “good reason” generally means, any of the following events which are uncured after written notice: (i) any material diminution in the executive’s duties and/or authorities; (ii) any material diminution in the executive’s base salary; (iii) any material relocation of the executive’s officer from its current location; or (iv) a material breach of the employment agreement by the Insurance Company or the Company. “Change in control” generally means: (i) the replacement of a majority of the Company Board during any 12 month period by directors whose appointment or election is not endorsed by a majority of the Company’s Board before such appointment or election; (ii) the acquisition of more than 50% of the total fair market value of the stock of the Company or the Insurance Company; or (iii) the acquisition of assets from the Insurance Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the Insurance Company’s assets.

During employment and for 12 months thereafter, the executives are subject to a non-solicitation covenant and a non-competition covenant. In addition to the severance payments and benefits payable on certain terminations described above, if the executive’s employment is terminated: (i) by the Insurance Company other than for disability or “cause,” (ii) by the executive for “good reason” or other than for “good reason” or (iii) by the Insurance Company other than for death, “cause” or disability or by the executive for “good reason” within 24 months of a “change in control,” the executive is entitled to 12 months of continued base salary if he complies with the restrictive covenants.

Employment Agreement with Mr. D’Adamo.  The Company and the Insurance Company entered into an employment agreement with Mr. D’Adamo dated January 22, 2010 with an effective date of December 9, 2009. The employment agreement terminated in accordance with its terms on June 11, 2010 (the “Termination Date”). The employment agreement provides, in general terms, that Mr. D’Adamo will continue to receive his salary through the Termination Date unless he is terminated for “cause” or Mr. D’Adamo resigns for “good reason.” In addition, the employment agreement provides that Mr. D’Adamo receive a one time payment of $15,000 on the Termination Date.

Former Executive Officer.  Effective May 12, 2009, Mr. Kurz resigned as President of the Company and Chief Executive Officer of the Insurance Company. Mr. Kurz did not receive any severance payments or benefits (other than statutorily required amounts) in connection with his resignation. However, effective May 12, 2009 until January 13, 2010, Mr. Kurz continued as the Chairman of the Boards of Directors of the Company and Insurance Company pursuant to a written succession plan. To compensate Mr. Kurz for his services as Chairman, he received an annual base salary of $569,710, the same benefits he was entitled to prior to his resignation under our employee benefit plans and use of an office and support staff until January 13, 2010.

New Employment Agreement with Mr. Pheffer.  On June 12, 2010, the Company and the Insurance Company entered into a new employment agreement with P.B. (Pete) Pheffer reflecting his appointment as the Chief Financial Officer and Treasurer of the Company and the Insurance Company beginning on June 12, 2010. The employment agreement has a term commencing on June 12, 2010 and ending on December 31, 2012, provided that the agreement will automatically renew for an additional one-year period unless either party provides prior written notice of non-renewal. Mr. Pheffer is entitled to an annual base salary of $350,000, a minimum bonus each year equal to 35% of his base salary and reimbursement of relocation expenses up to $75,000. The agreement provides, in general terms, for the following severance benefits: (i) if Mr. Pheffer’s employment is terminated because of disability, base salary for two years less any disability payments, pro-rated awards under any annual incentive plan and accelerated vesting of unvested stock options and other equity awards; (ii) if Mr. Pheffer’s employment is terminated because of death, base salary until the date of death, pro-rated awards under any annual incentive plan and accelerated vesting of unvested stock options and other equity awards; and (iii) if Mr. Pheffer’s employment is terminated by the Insurance Company other than for “cause” or disability or by him for “good reason,” base salary until the end of the employment term (but not more than 18 months or less than 12 months), a pro-rated annual incentive award, certain additional benefits described below, including continued health insurance coverage for two years subject to compliance with Section 409A of the Code and accelerated vesting of unvested stock options and other equity awards. If Mr. Pheffer’s employment is terminated by the Insurance Company other than for death, “cause” or disability or by him for “good reason” and such termination occurs within 24 months of a “change in control,” then Mr. Pheffer is entitled to receive the following severance benefits: (i) a lump sum payment equal to two times base salary; (ii) certain additional benefits described below in accordance with terms of the applicable plan or program; (iii) continued medical insurance for the shorter of three years following termination or the period covered by COBRA; and (iv) accelerated vesting of unvested stock options and other equity awards. The terms “cause,” “good reason” and “change in control” are generally defined the same as Messrs. Barnes’s and Abrams’s new employment agreements. Additional benefits, in general terms, include health insurance and certain other insurance plans offered by the Insurance Company to the executives.

The employment agreement also provides that in the event any payments and benefits payable pursuant to the employment agreement or otherwise in connection with a change in control would be subject to the golden parachute excise tax, such payments and benefits will be reduced to 299% of the “base amount” as defined in Section 280G(b)(3) of the Code.

During employment and for 12 months thereafter, Mr. Pheffer is subject to a non-solicitation covenant and a non-competition covenant. In addition to the severance payments and benefits payable on certain terminations described above, if Mr. Pheffer’s employment is terminated: (i) by the Insurance Company other than for disability or “cause,” (ii) by him for “good reason” or other than for “good reason” or (iii) by the Insurance Company other than for death, “cause” or disability or by him for “good reason” within 24 months of a “change in control,” Mr. Pheffer is entitled to 12 months of continued base salary if he complies with the restrictive covenants.

Severance Payments and Benefits.  The following table summarizes the value of the termination payments and benefits that Messrs. Barnes, D’Adamo, Abrams, Scher and Snyder would have been entitled to if their employment was terminated by the Insurance Company without cause on December 31, 2009. The table excludes (i) amounts accrued through December 31, 2009 that would be paid in the normal course of continued employment, such as accrued but unpaid salary, (ii) vested account balances under our 401(k) plan that are generally available to all of our employees and (iii) any post-employment benefit that is available to all of our employees and does not discriminate in favor of the Named Executive Officer.

Name	Severance Payment
Donald L. Barnes(1)	$1,000,000
Dominic D’Adamo	$162,000
Mark Abrams(1)	$720,000
Jerrold Scher	$660,000
Charles Snyder	$660,000

(1)	On May 14, 2010, Messrs. Barnes and Abrams entered into new employment agreements with the Company and the Insurance Company which provide for severance payments and benefits on depending upon the circumstances underlying the termination of employment (as discussed above). The severance payments set forth in this table are the amounts that would have been payable to Messrs. Barnes and Abrams under their prior employment agreements that were in effect on December 31, 2009.

2006 Stock Incentive Plan.  The 2006 Stock Incentive Plan provides that stock options are generally exercisable three months after the Named Executive Officer’s termination of employment, except with respect to a termination for cause. However, if the Named Executive Officer’s employment is terminated due to his permanent and total disability, stock options will generally be exercisable for 12 months following termination, and if the Named Executive Officer’s employment is terminated due to his death or retirement, stock options will generally be exercisable for 18 months following termination. The 2006 Stock Incentive Plan also provides that the Company may accelerate vesting and exercisability of awards in such circumstances it deems appropriate, but the vesting of stock options is not automatically accelerated on a change of control. Stock options are currently “underwater” (i.e., the exercise price of such stock options exceed the current common stock price) and therefore, if there were a change of control of the Company on December 31, 2009 and the Company accelerated the vesting of the Named Executive Officers’ equity awards, the value of such stock options would be zero.

Director Compensation

During 2009, directors of the Company received an annual retainer of $30,000. In addition, directors received fees of $1,000 for each regular Board meeting attended in person, $1,500 for a special Board meeting attended in person, $1,500 for committee meetings attended that are held on dates separate from the Board meetings and $750 for each telephonic Board or committee meeting attended. The Chairman of the Audit Committee and Finance Committee received an additional retainer of $5,000 and the other members of the Audit and Finance Committees received an additional retainer of $1,500. Chairman of the Nomination and Compensation Committees received an additional retainer of $2,500. Beginning in October 2009 the Lead Director received a retainer of $7,500 per month.

The compensation of directors in 2009 is set forth on the following table:

Name	Fees Earned or Paid in Cash	All Other Compensation	Total
Donald L. Barnes	$1,000	—	$1,000
W. Thomas Knight	50,750	—	50,750
Herbert Kurz	36,250	—	36,250
John McMahon	53,750	—	53,750
William DeMilt	49,000	—	49,000
Lawrence Read	50,000	—	50,000
Lawrence Rivkin	51,250	—	51,250
Stanley Rubin	50,500	—	50,500
William Trust, Jr.	76,500	—	76,500

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of our Compensation Committee during the year ended December 31, 2009 were Mr. Knight (Chairman), Mr. McMahon and Mr. Rivkin.

During 2009:

•	none of the members of the Compensation Committee was an officer (or former officer) or employee of the Company, except Mr. Knight who was General Counsel of the Company and the Insurance Company from 1993 to 2003;
•	none of the members of the Compensation Committee had a direct or indirect material interest in any transaction in which the Company was a participant and the amount involved exceeded $120,000;
•	none of our executive officers served on the compensation committee (or another board committee with similar functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served on our Compensation Committee;
•	none of our executive officers was a director of another entity where one of that entity’s executive officers served on our Compensation Committee; and
•	none of our executive officers served on the compensation committee (or another board committee with similar functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served as a director on our Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our related parties include our directors, director nominees, executive officers and holders of more than five percent of the outstanding shares of our Common Stock. Set forth in this section is information concerning transactions with our related parties.

On an ongoing basis, the Board will consider all related party transactions (those transactions that are required to be disclosed in this Proxy Statement by SEC Regulation S-K, Item 404 and under NASDAQ’s rules), if any, for potential conflicts of interest and will exclude conflicted / interested directors from such discussions. The Company’s Code of Conduct prohibits employees from engaging in either potential or actual conflicts of interest. Pursuant to the Company’s Corporate Governance Guidelines, the Company’s directors are obligated to comply with the Company’s Code of Conduct. There were no related party transactions during the year ended December 31, 2009.

PROPOSAL 2 — SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the firm of BDO Seidman LLP (“BDO”) as the independent registered public accounting firm for the Company to audit the Company’s financial statements for its fiscal year ending December 31, 2010 and is asking the stockholders to ratify this appointment. BDO has served as the independent registered public accounting firm for the Company since September 2005. BDO does not have any direct financial interest or any material indirect financial interest in the Company. Assuming a quorum is present, the affirmative vote by the holders of a majority of shares represented at the Annual Meeting will be required to ratify the selection of BDO as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee believes that such a change would be in Company’s and our stockholders’ best interests. A representative of BDO will be present at the Annual Meeting. Such representative will have the opportunity to make a statement and will be available to respond to appropriate questions.

During the two most recent fiscal years, the Company has not consulted with BDO regarding the subject matter of a disagreement or a reportable event on the application of accounting principles to any specified transaction or the type of audit opinion that might be rendered on the Company’s financial statements during such periods.

Audit Fees

The aggregate fees billed by BDO for professional services rendered for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2009 and for the audit of the Company’s annual financial statements and internal controls for the year ended December 31, 2009 and 2008 were $662,916 and $694,920, respectively. Audit related fees for the year ended December 31, 2009 and 2008 were $30,315 and $30,740, respectively.

Tax Fees

The aggregate fees billed by BDO for tax services in 2009 and 2008 were $15,690 and $23,598, respectively.

All Other Fees

Other than the fees described above, the Company was not billed any amounts for professional services by BDO during 2009 or 2008.

Audit Committee Pre-Approval Policies

Pursuant to the Audit Committee Charter, the Audit Committee approved the retention of BDO for the audit services in 2009. In addition, the Audit Committee reviewed and approved the proposed scope of services and fee arrangements between the Company and BDO for such year.

As early as practicable in each year, BDO provides to the Audit Committee (and the Audit Committee requests) a schedule of the audit and other services that they expect to provide or may provide during the year. The schedule will be specific as to the nature of the proposed services, the proposed fees, and other details that the Audit Committee may request. The Audit Committee will by resolution authorize or decline the proposed services. Upon approval, this schedule will serve as the budget for fees by specific activity or service for the year.

A schedule of additional services proposed to be provided by BDO or proposed revisions to services already approved, along with associated proposed fees, may be presented to the Audit Committee for their consideration and approval at any time. The schedule will be specific as to the nature of the proposed service, the proposed fee, and other details that the Audit Committee may request. The Audit Committee will by resolution authorize or decline authorization for each proposed new service.

The Board of Directors recommends that the stockholders vote FOR ratification of the selection of BDO Seidman LLP as the Company’s independent registered public accountants.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Company’s Board of Directors is composed of three independent directors and the non-executive chairman, as an ex officio member, and operates under a written charter adopted by the Board of Directors in 2005. The Audit Committee is responsible for the general oversight of the audit process for the Company’s financial statements. In that role, the Audit Committee is responsible for the selection of the Company’s auditors and approval of their compensation, approval of the scope of audit and non-audit work to be performed by the auditors, confirmation of the independence of the auditors, review with the auditors of the adequacy of the Company’s internal controls, review with the auditors and management of the Company’s annual financial statements and review with management and the auditors of the Company’s periodic reports filed with the SEC.

Management is responsible for the Company’s internal controls, the financial reporting process and preparation of the consolidated financial statements of the Company. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. It should be noted that the Committee members are not professionally engaged in the practice of accounting or auditing.

In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee further discussed with independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees) as amended.

The Company’s independent auditors also provided to the Audit Committee the written disclosures and letter required by PCAOB Rule 3526 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent auditors and the Audit Committee’s review of the representations of management and the report and letter of the independent auditors provided to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:

Lawrence Read, Chairman
Lawrence Rivkin
William DeMilt
William M. Trust, Jr., ex officio member

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of June 30, 2010 by (i) each person or group of affiliated persons known by the Company to be the beneficial owner of five percent or more of the Common Stock; (ii) each director and nominee for election as a director of the Company; (iii) each of the Company’s named executive officers; and (iv) all directors, nominees for election as director and executive officers of the Company as a group. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Presidential Life Corporation, 69 Lydecker Street, Nyack, New York 10960.

Name and Address	Number of Shares of Common Stock Beneficially Owned(1)(2)	Percent of Common Stock Outstanding(1)(2)
Five Percent Stockholders
The Kurz Family Foundation, LTD(7)	5,450,398	18.40%
Dimensional Fund Advisors, Inc.(8)	2,571,679	8.70%
Herbert Kurz(3)(4)	2,432,284	8.20%
BlackRock Global Investors(9)	1,583,763	5.40%
Barclays Global Investors, NA(10)	1,535,614	5.20%
Cadogan Management LLC(11)	1,522,610	5.10%
Directors and Executive Officers
Herbert Kurz(4)	2,432,284	8.20%
William M. Trust Jr.	10,317	*
Donald L. Barnes (6)	74,069	*
Dominic D’Adamo	2,000	*
William A. DeMilt	2,569	*
W. Thomas Knight	1,732	*
John D. McMahon	5,000	*
P.B. (Pete) Pheffer	—	—
Lawrence Read	5,522	*
Lawrence Rivkin(5)	82,205	*
Stanley Rubin	8,766	*
Mark Abrams	9,645	*
Jerrold Scher	3,128	*
All Directors and Executive Officers as a group (13 persons)(4)(5)	2,637,237	8.91%

*	Less than one percent.
(1)	Certain of the shares shown in this table are shares as to which the persons named in this table have the right to acquire beneficial ownership, as specified in Rule 13d-3(d)(1) promulgated under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).
(2)	Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially held by them, subject to community property laws where applicable.
(3)	The address for Mr. Kurz is 511 Gair Street, Piermont, NY 10968
(4)	Excludes 112,977 shares of Common Stock beneficially held by Mr. Kurz’s wife and 5,450,398 shares of Common Stock beneficially held by The Kurz Family Foundation, Ltd., a charitable foundation of which Mr. Kurz is a director. Mr. Kurz disclaims beneficial ownership of the shares held by his wife and the Foundation.
(5)	Excludes 1,716 shares of Common Stock beneficially held by Mr. Rivkin’s wife. Mr. Rivkin disclaims beneficial ownership of the shares held by his wife.
(6)	Includes 1,300 shares of Common Stock held individually and 72,769 shares of Common Stock held jointly with his spouse.
(7)	The address for The Kurz Family Foundation, LTD., is 511 Gair Street, Piermont, NY 10968.

(8)	The address for Dimensional Fund Advisors, Inc. (“Dimensional”) is 1299 Ocean Avenue, Santa Monica, California 90401-1038. Information as to holdings of Dimensional is based upon information provided by Dimensional and obtained by the Company through filings with the SEC.
(9)	The address for BlackRock Global Investors (“BlackRock”) is 400 Howard Street, San Francisco, CA 94105. Information as to holdings of BlackRock is based upon information provided by BlackRock and obtained by the Company through filings with the SEC.
(10)	The address for Barclays Global Investors, NA (“Barclays”) is 400 Howard Street, San Francisco, CA 94105. Information as to the holdings of Barclays is based upon information provided by Barclays and obtained by the Company through filings with the SEC.
(11)	The address for Cadogan Management LLC (“Cadogan”) is 149 Fifth Avenue, 15th Floor, New York, NY 10010. Information as to holdings of Cadogan is based upon information provided by Cadogan and obtained by the Company through filings with the SEC.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock. Based upon a review of information provided to the Company, we believe that all of our executive officers, directors and 10% stockholders complied with their Section 16(a) filing requirements with the following exceptions:

•	On October 28, 2008, Mr. Kurz transferred 6,150,399 shares to the Kurz Family Foundation, Ltd. A Form 4 reporting this sale was filed by Mr. Kurz on October 29, 2008. On February 20, 2009, the Kurz Family Foundation, Ltd. filed Form 3 with the SEC acknowledging (a) that the date of the event requiring the Form 3 initial statement of ownership was October 28, 2008, and (b) that it beneficially owned 6,164,984 shares. In December 2009, the Kurz Family Foundation reported that they made gifts of 661,000 shares of the Company’s common stock to fifty-three separate charitable organizations.
•	Mr. Barnes filed one late report which covered a transaction on January 2, 2009 with respect to the purchase of shares of Common Stock.
•	Mr. Rubin filed one late report which covered a transaction on January 2, 2009 with respect to the purchase of shares of Common Stock.
•	Mr. Kurz filed two late report which covered transactions on March 16, March 24 and March 25, 2009 with respect to purchases of shares of Common Stock.
•	Mr. Trust filed late reports which covered transactions on July 1, 2008, October 1, 2008, January 2, 2009, April 1, 2009 and July 1, 2009 with respect to purchases of shares of Common Stock.
•	Mr. DeMilt filed one late report which covered a transaction on July 1, 2009 with respect to the purchase of shares of Common Stock.

STOCKHOLDERS’ PROPOSALS FOR THE 2011 ANNUAL MEETING

In order to be considered for inclusion in the Company’s Proxy Statement and proxy card relating to the 2011 Annual Meeting of Stockholders, any proposal by a stockholder submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, must be received by the Company at its principal executive offices on or before March 4, 2011. Such proposal also must meet the other requirements of the SEC relating to stockholder proposals required to be included in the Company’s proxy statement. In addition, under the Company’s bylaws, any proposal for consideration at the 2011 Annual Meeting of Stockholders submitted by a stockholder other than pursuant to Rule 14a-8 will be considered timely if it is delivered to the Secretary of the Company at its principal executive offices prior to the close of business on May 20, 2011 (or, if later, 90 calendar days prior to the actual date of the 2011 Annual Meeting), and is otherwise in compliance with the requirements set forth in the Company’s bylaws.

ANNUAL REPORT

The Company will furnish, without charge, to each person whose proxy is being solicited, upon request, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 as filed with the SEC, including the financial statements, notes to the financial statements and the financial schedules contained therein (the “2009 Form 10-K”). Copies of any exhibits to the 2009 Form 10-K also will be furnished to any such stockholder upon the payment of a reasonable duplicating charge. Requests for copies of any such materials should be directed to Presidential Life Corporation (attention Secretary), 69 Lydecker Street, Nyack, New York 10960.

A copy of the Company’s Annual Report for the year ended December 31, 2009 is being mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate by reference this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report, the Audit Committee Report, references to the Audit Committee Charter and references to the independence of the Audit Committee members are not deemed filed with the SEC, are not deemed soliciting material and shall not be deemed incorporated by reference

OTHER MATTERS

The Board of Directors does not know of any other business to be presented for consideration at the Annual Meeting. If other matters properly come before the Annual Meeting, the persons named in the accompanying form of proxy intend to vote thereon in accordance with their best judgment.

PLEASE VOTE TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE.

▼ TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED ▼

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PRESIDENTIAL LIFE CORPORATION.

P R O X Y

The undersigned hereby appoints William Trust, Jr., Lawrence Read and Lawrence Rivkin, jointly and severally, with full power of substitution and resubsitution, the proxy or proxies of the undersigned to vote all shares of Common Stock of Presidential Life Corporation (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Wednesday, August 18, 2010, or at any postponement or adjournment thereof (the "Annual Meeting"), with the same force and effect as the undersigned might or could do if personally present.

The undersigned hereby acknowledges prior receipt of a copy of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated July 2, 2010, and the Annual Report to Stockholders for the fiscal year ended December 31, 2009, and hereby revokes any proxy or proxies heretofore given. This proxy will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws. The execution of this proxy is not intended to, and does not revoke any prior proxies or powers of attorney other than the revocation of any proxy previously granted specifically in connection with the voting of the shares subject hereto.

This proxy card, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. **IF NO DIRECTION IS GIVEN, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AND WILL GRANT THE PROXYHOLDERS DISCRETIONARY AUTHORITY TO VOTE UPON SUCH OTHER BUSINESS AS PROPERLY MAY COME BEFORE THE ANNUAL MEETING.**

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.

PLEASE MARK, SIGN AND DATE ON THE REVERSE SIDE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE SIGN AND RETURN ALL CARDS IN THE ACCOMPANYING ENVELOPE.

(OVER)

PRESIDENTIAL LIFE CORPORATION

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of Presidential Life Corporation common stock for the upcoming Annual Meeting of Stockholders.

YOU CAN VOTE TODAY IN ONE OF THREE WAYS:

1. **Vote by Telephone—**Call toll-free from the U.S. or Canada at **1-866-353-7850** on a touch-tone telephone. If outside the U.S. or Canada, call **1-215-521-4899**. Please follow the simple instructions provided.

OR

2. **Vote by Internet—**Please access **https://www.proxyvotenow.com/plfe** and follow the simple instructions provided. Please note you must type an "s" after http.

CONTROL NUMBER:

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had executed a proxy card.

OR

3. **Vote by Mail—**If you do not have access to a touch-tone telephone or to the Internet, please sign, date and return the proxy card in the envelope provided, or mail to: Presidential Life Corporation, c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155.

▼ TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED ▼

X Please mark your vote as in this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.

PROPOSAL 1: TO ELECT THE FOLLOWING NOMINEES TO THE BOARD OF DIRECTORS, EACH FOR A TERM OF ONE YEAR AND UNTIL THEIR RESPECTIVE SUCCESSORS ARE DULY ELECTED AND QUALIFIED:

01 - Donald Barnes
02 - William A. DeMilt
03 - W. Thomas Knight
04 - John D. McMahon
05 - Lawrence Read
06 - Lawrence Rivkin
07 - Stanley Rubin
08 - William M. Trust Jr.

FOR all nominees ☐ AGAINST all nominees ☐ ☐ FOR all nominees except the following nominee(s): ____________________

FOR ☐ AGAINST ☐ ABSTAIN ☐

IN THEIR DISCRETION, THE PROXYHOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS PROPERLY MAY COME BEFORE THE ANNUAL MEETING.

Date: ______________________________ , 2010

____
Signature

____
Signature (if jointly held)

____
Title

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized signatory.